Exhibit 12.3


                        RJR NABISCO HOLDINGS CORP.
        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
        AND PREFERRED STOCK DIVIDENDS/DEFICIENCY IN THE COVERAGE OF
          COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS BY
                       EARNINGS BEFORE FIXED CHARGES
                           (Dollars in Millions)



                                                  1st Qtr.
                                                    1998          1997        1996        1995        1994        1993
                                                  --------       ------      ------      ------      ------      ------
Earnings before fixed charges:
 Income before income taxes..................      $   13        $1,016      $1,199      $1,266      $1,375      $  111
 Less minority interest in pre-tax income
   of Nabisco Holdings.......................          18           142          22         105          --          --
                                                    -----         -----       -----       -----       -----       -----
 Adjusted income before taxes................          (5)          874       1,177       1,161       1,375         111
 Interest and debt expense...................         221           912         927         899       1,065       1,209
 Interest portion of rental expense..........          15            61          56          54          51          52
                                                    -----         -----       -----       -----       -----       -----
Earnings before fixed charges................      $  231        $1,847      $2,160      $2,114      $2,491      $1,372
                                                    =====         =====       =====       =====       =====       =====
Combined fixed charges and preferred
 stock dividends:
 Interest and debt expense...................         221           912         927         899       1,065       1,209
 Interest portion of rental expense..........          15            61          56          54          51          52
 Capitalized interest........................           1             6          15          12          11           9
 Preferred stock dividends (1)...............          15           153         307         411         594         368
                                                    -----         -----       -----       -----       -----       -----
Combined fixed charges and preferred
 stock dividends.............................      $  252        $1,132      $1,305      $1,376      $1,721      $1,638
                                                    =====         =====       =====       =====       =====       =====
 Ratio of earnings to combined fixed
   charges and preferred stock dividends.....          --         1,832       1,655       1,536       1,447          --
                                                    =====         =====       =====       =====       =====       =====
Deficiency in the coverage of combined
 fixed charges and preferred stock
 dividends by earnings before fixed
 charges......................................     $  (21)           --          --          --          --      $ (266)
                                                    =====         =====       =====       =====       =====       =====

------------
(1) Preferred stock dividends have been increased to present their equivalent pre-tax amounts, as applicable.
